EXHIBIT 99.1



                         PRESS RELEASE
             PAUL HARRIS FILES REORGANIZATION PLAN

INDIANAPOLIS, February 13, 2001 - Paul Harris Stores, Inc., a lifestyle specialty retailer known for its privately branded women's apparel and accessories, announced today that it has submitted a plan of reorganization that contemplates emerging from Chapter 11 within approximately 75 days, if the company obtains required approval of its creditors and the Bankruptcy Court.

The plan is based upon the downsizing of the company from 266 to 166 stores. The company began the implementation of the plan last week by seeking Bankruptcy Court approval for the closing and liquidation of the 100 stores. In addition, corporate overhead will be reduced by roughly $4.6 million on an annualized basis through downsizing of the corporate staff and expense reductions.

Glenn Lyon, president and chief executive officer said, "The reorganization plan provides a platform for continued operations and future growth. It is our path to success. The decision to close additional stores has been very difficult, but is necessary to enable Paul Harris to return to a sound financial position and prepare for a future that is profitable."

Richard R. Hettlinger, senior vice president and chief financial officer, indicated that under the proposed plan, if confirmed by the court, most of the ownership in the reorganized company would be divided between new investors who inject fresh capital and creditors. The plan would also provide for equity incentives for the management team keyed to the achievement of specified financial goals. Finally, the plan is expected to create an opportunity for existing shareholders to participate in the ownership of the reorganized company. He noted that the company anticipates modifications to the plan based on ongoing negotiations with the various constituents. The company is continuing discussions with banks, suppliers and landlords to meet liquidity needs between now and consummation of the plan.

The company also reported that sales for the five-week month ended February 3, 2001 were $11.5 million, a decrease of 2.4% compared to sales of $11.7 million for the four weeks ended January 29, 2000, which excludes $0.6 million in sales attributed to the J. Peterman Company. On a comparable store, comparable four-week basis, January sales decreased 9.6%.

Sales for the fourteen-week fiscal fourth quarter ended February 3, 2001 decreased 3.4% to $80.0 million compared to $82.9 million for the thirteen weeks ended January 29, 2000, which excludes $3.7 million in sales attributed to the J. Peterman Company. Comparable sales decreased 0.8% for the thirteen week period ended January 27, 2001.

Total sales for the 53 weeks of fiscal 2000 decreased 1.4% to $251.6 million compared to $255.1 million for the 52 weeks of the prior fiscal year, excluding $8.9 million in sales attributed to the J. Peterman Company. Comparable store sales decreased 2.7% for the fifty-two-week period ended January 27, 2001.

Paul Harris (www.paulharris.com) operates 266 Paul Harris and Paul Harris Direct stores located in 28 states.

Statements in this press release not historical in nature are "forward-looking statements," as provided by the Private Securities Reform Litigation Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Risk factors include, but are not limited to: economic conditions that affect consumer spending; extreme or unseasonable weather; locating stores correctly and generating increased sales and productivity; legislation or regulation affecting payroll-related costs; successfully identifying emerging fashion trends; foreign and domestic labor and manufacturing conditions; and, governmental actions such as import or trade restrictions. Please refer to documents on file with the SEC for a more detailed discussion of risk factors.

          FOR MORE INFORMATION ON PAUL HARRIS STORES,
             VISIT OUR WEBSITE AT WWW.PAULHARRIS.COM